EXHIBIT 99.1

Rosetta Resources Inc. Announces Executive Retirement

HOUSTON, June 21, 2011 (GlobeNewswire via COMTEX News Network) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) announced today that Michael J. Rosinski, Executive Vice President, Chief Financial Officer and Treasurer will be retiring.  Rosetta has begun an external search to identify a successor in this key position, and Mr. Rosinski will continue in his current position until his successor is named and will then assist in a transition role as necessary.

“Mike joined Rosetta in mid-2005, and was instrumental in managing the initial private offering of Rosetta’s stock and transitioning us to become a publicly traded company,” said Randy L. Limbacher, Chairman of the Board, Chief Executive Officer and President.  “He has led the finance, accounting, audit, investor relations and marketing functions throughout his tenure, and has been a valuable advisor to me since I arrived at Rosetta.  We truly appreciate the significant part he has played in making Rosetta the successful company that it is today.”

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in North America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale, the Sacramento Basin in California and the Rockies, including the Southern Alberta Basin in Montana.  The Company is a Delaware Corporation based in Houston, Texas.

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Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts. These statements speak only as of the date made. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Actual results or events may vary materially.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com